Exhibit 99.1

Summary of Carrel Agreement

Position	President and Chief Executive Officer

Salary	$310,000 base salary.

Incentive Bonus	Target of 65% of base salary (pro-rated based upon start date in position of January 9, 2008) and will be based on achievement of a combination of both company and personal performance goals.

Stock Options	Option for 150,000 shares. Vests as to 42,000 shares on January 11, 2009. As to remaining 108,000 shares, 2% will vest each month thereafter.

Severance

If Carrel is terminated without Cause or resigns for Good Reason, and provides an execution of a full release of claims, Carrel shall receive twelve (12) months of severance pay based on his base salary at the time of termination, less any applicable withholdings or deductions, to be paid on the first day of the seventh month after the separation date, and for up to twelve (12) months the Company will continue to contribute towards his COBRA premiums for medical and dental coverage an equivalent amount to what the Company contributed before his separation date.

Non-Competition	For a period of eighteen (18) months after his separation date, Carrel may not compete with the Company or seek to hire any of its employees.